Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Announces Agreement to Purchase Interflora Holdings Limited

•                  Interflora is a leading provider of floral services and products in the United Kingdom

•                  Complementary U.K. Florist and Consumer businesses, similar to FTD’s business model

•                  Base for FTD’s business expansion into other European countries

•                  Transaction anticipated to be accretive in fiscal year 2007

DOWNERS GROVE, IL. — Friday, July 7, 2006 — FTD Group, Inc. (NYSE: FTD), a leading provider of floral services and products, today announced that it has entered into an agreement to acquire Interflora Holdings Limited, a U.K. based provider of floral-related products and services to consumers and retail floral locations in the U.K. floral retail market, for approximately £66 million, or $121 million at the current foreign currency exchange rate. The acquisition, which is subject to the satisfaction of certain conditions (including Interflora’s members’ right to match FTD’s offer), is expected to close on July 31st, 2006.

Interflora is a globally recognized brand and utilizes the same Mercury Man logo as FTD. Similar to the business model of FTD, Interflora provides various products and services to its 1,800 member florists, and also markets flowers direct to consumers in the U.K. through both a toll-free telephone number and the Web at www.interflora.co.uk. Founded in 1923 and previously operated as an unincorporated association, Interflora incorporated in February 2005 and began running as a “for-profit” organization. Under accounting principles generally accepted in the U.K., annual revenues for Interflora’s fiscal year ended May 31, 2006 are estimated to be £63 million, or $112 million at the average foreign currency exchange rate for the period, representing a growth rate of approximately 20% from the prior year period. Additionally, for the fiscal year ended May 31, 2006, Interflora’s profit and earnings before net interest expense, taxation on profit on ordinary activities, depreciation and amortization (“EBITDA”) are estimated at £3.1 million and £7.6 million, respectively, or $5.4 million and $13.5 million, respectively, at the average foreign currency exchange rate for the period. The above estimates for the fiscal year ended May 31, 2006 may be exceeded or, alternatively, may not be achieved. A table reconciling estimated profit for the year ended May 31, 2006 to EBITDA along with explanations and definitions of EBITDA, is attached. The Company believes EBITDA is useful

3113 Woodcreek Drive • Downers Grove, IL 60515
Main Phone: (630) 719-7800 • www.FTD.com

and relevant as it provides supplemental information related to Interflora’s operations and results as it is used as a performance measure in management incentive compensation plans that are being established for Interflora management and it was used in determining the purchase price to be paid for the capital stock of Interflora.

It is anticipated that the transaction will be financed through a $225 million senior secured credit facility consisting of a $150 million term loan and $75 million revolving credit facility to be provided by Wells Fargo. As part of the transaction, FTD will refinance its existing bank debt; however, the existing senior subordinated notes will remain outstanding. Upon consummation of the transaction, FTD expects to have total debt of approximately $345 million.

Based upon Interflora’s estimated results of operations for the fiscal year ended May 31, 2006 and the current trends in Interflora’s business, the Company presently expects the acquisition to be accretive to fiscal year 2007 earnings.

“Interflora’s business model is very similar to ours. The company has only been operating in its present form for about a year and a half and the management team has done an excellent job of driving growth and increasing profitability,” stated Michael Soenen, Chief Executive Officer of FTD. “As the company continues its development we believe that we can leverage our marketing and technology experience to help drive growth, decrease operating costs and accelerate the development of new products for member florists. Further, we believe that this will serve as our base for expanding into other European countries. The management team, led by Steve Richards, Chief Executive Officer of Interflora, will remain in place and the company will be managed as a stand alone entity.”

“We are excited at the opportunities ahead of us,” said Mr. Richards. “The acquisition will allow us to accelerate our growth, reduce our costs and increase the value we bring to member florists. Additionally, I believe the Company’s international growth has been under-developed and I look forward to driving our entry into new markets.”

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail floral locations in the U.S. floral retail market. The business is supported by the highly recognized FTD brand, which was established in 1910 and enjoys 96% brand recognition among the Company’s principal target market of U.S. consumers between the ages of 25 and 64, as well as by the Mercury Man logo, which is displayed in approximately 50,000 floral shops, globally. The Company conducts its business through two operating segments. The Consumer Segment, primarily through the www.FTD.COM Web site and the 1-800-SEND-FTD toll-free telephone number, offers same-day delivery of floral orders to nearly 100% of the U.S. and Canadian populations. As a result of the same-day delivery capability and broad product selection, the Consumer Segment is one of the largest direct marketers of floral arrangements and specialty gifts in the U.S. The Florist Segment provides a comprehensive suite of products and services to enable the network of approximately 19,000 FTD members to send and deliver floral orders. This suite of products and services is designed to promote revenue growth and enhance the operating efficiencies of FTD members.

3113 Woodcreek Drive • Downers Grove, IL 60515
Main Phone: (630) 719-7800 • www.FTD.com

FORWARD-LOOKING STATEMENTS

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s outlook, anticipated revenue growth and profitability; the anticipated benefits of the acquisition of Interflora and investments in new products, programs and offerings; and opportunities and trends within both the Consumer and Florist Segments, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company, Interflora and the Company’s industry. Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the Company’s ability to acquire and retain FTD members and continued recognition by members of the value of the Company’s products and services; the acceptance by members of new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to FTD members; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the Consumer Segment; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the Consumer Segment; the existence of failures in the Mercury Network or the Company’s Consumer Segment systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the Consumer and Florist Segments; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate Interflora and additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update forward-looking statements.

Financial statement follows…

3113 Woodcreek Drive • Downers Grove, IL 60515
Main Phone: (630) 719-7800 • www.FTD.com

FTD GROUP, INC.

NON-GAAP FINANCIAL MEASURES

INTERFLORA HOLDINGS LIMITED EBITDA

(Unaudited)

(In millions)

Reconciliation of certain financial measures reported in accordance with Accounting Principles Generally Accepted in the United Kingdom ("U.K. GAAP") to those presented on the basis of methodologies other than in accordance with U.K. GAAP ("non - U.K. GAAP").

The Company defines EBITDA as profit for the financial period before net interest expense, taxation on profit on ordinary activities, depreciation and amortization of goodwill.  EBITDA is calculated as follows for the period presented:

Year Ended May 31, 2006 (Estimates)
Profit for the financial period (U.K. GAAP basis)	£3.1
plus: Interest expense, net	1.1
plus: Depreciation and amortization of goodwill	1.9
plus: Taxation on profit on ordinary activities	1.5
EBITDA (1)	£7.6

(1)    The Company uses EBITDA as a supplemental measure of performance.  The Company presents Interflora's EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure in management incentive compensation plans that are being established for Interflora management and it was used in determining the purchase price to be paid for the capital stock of Interflora.  Measures similar to EBITDA are also widely used by the Company and by others in the Company's industry to evaluate and price potential acquisition candidates.  The Company believes EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents Interflora's EBITDA because it believes it is frequently used by investors and other interested parties in the evaluation of companies in the Company's industry, many of which present EBITDA when reporting their results.  EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of Interflora's results as reported under U.K. GAAP.  Some of the limitations of EBITDA is that it does not reflect Interflora's cash expenditures for capital expenditures, it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on Interflora's debt, it does not reflect changes in, or cash requirements for, Interflora's working capital requirements, and other companies in the Company's industry may calculate these measures differently than presented above.  The Company compensates for these limitations by relying primarily on U.K. GAAP results and using EBITDA only supplementally.